Exhibit 5.1

Writer's Direct Dial: (212) 225-2864 E-Mail: jkarpf@cgsh.com

September 30, 2014

Overseas Shipholding Group, Inc.

1301 Avenue of the Americas

New York, NY 10019

Ladies and Gentlemen:

We have acted as special counsel to Overseas Shipholding Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (No. 333-198278) (excluding the documents incorporated by reference therein, the “Registration Statement”), relating to the offering and sale from time to time, together or separately, by the selling securityholders identified in the Registration Statement of up to (i) 402,153,706 shares of the Company’s class A common stock, par value $0.01 per share (the “Class A Common Stock”), including 149,433,715 shares of Class A Common Stock (the “Warrant Shares”) to be issued upon the exercise of Class A Warrants (as hereafter defined) and (ii) 149,433,715 class A warrants of the Company, each to purchase one share of Class A Common Stock (the “Class A Warrants”). The Class A Common Stock and the Class A Warrants are referred to herein collectively as the “Securities”. The Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Class A Warrants have been issued under a warrant agreement, dated as of August 5, 2014, among the Company and Computershare Inc. and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agreement”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein and filed as exhibits thereto;

(b)	an executed copy of the Warrant Agreement, including the form of Class A Warrant; and

(c)	copies of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware and the Company’s Amended and Restated Bylaws.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Class A Common Stock, except for the Warrant Shares, are validly issued by the Company, fully paid and nonassessable.

2. The Class A Warrants are valid, binding and enforceable obligations of the Company.

3. Upon issuance thereof following exercise of the Class A Warrants in accordance with the terms of the Warrant Agreement and the Class A Warrants, the Warrant Shares will be validly issued by the Company, fully paid and nonassessable.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinion expressed in paragraph 3 above, we have further assumed that (i) the Warrant Shares will be issued and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Warrant Shares; and (ii) if issued in certificated form, certificates representing the Warrant Shares will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Warrant Shares will be duly registered to the extent required by any applicable agreement.

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The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and in any prospectus supplement thereto. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Jeffrey D. Karpf
Jeffrey D. Karpf, a Partner

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